Exhibit 10.14

CONSULTING AGREEMENT

BETWEEN:

CANOPY GROWTH CORPORATION, a corporation existing under the laws of Canada, (hereinafter referred to as the "Corporation");

AND:

HBAM HOLDING INC., a corporation existing under the laws of Canada, (hereinafter referred to as the "Consultant")

AND:

BRUCE LINTON ("Bruce" or "Bruce Linton")

WHEREAS the Consultant has provided Chief Executive Officer (CEO) services to the Corporation since February 18, 2015;

AND WHEREAS the Corporation and the Consultant wish to continue the consulting relationship on the following tem1S and conditions (the Agreement") and wishes to have this Consulting Agreement replace the current agreement signed on September 28, 2016;

AND WHEREAS this Agreement has received the approval of the Board of Directors of the Corporation;

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT IN CONSIDERATION

of the above and for further good and valuable consideration, the receipt and sufficiency of which is hereby irrevocably acknowledged, the parties agree as follows:

1.	Duties and Responsibilities

The Corporation hereby retains the Consultant and the Consultant agrees to provide such executive, managerial and administrative services (the "Services") as are required to enable the Corporation to carry on its day-to-day business, including without limiting the generality of the foregoing:

a)	to use its best efforts to promote, extend and develop the business of the Corporation and to enhance the reputation of the Corporation.
b)

exclusively through the services of Mr. Bruce Linton, an employee of the Consultant, provide the services of a Chief Executive Officer where responsibilities will include development of strategy, merger and acquisition activities and management of monthly financial results: and

c)	to provide such other specific services as are reasonably requested by the board of directors of the Corporation (the "Board") from time to time.
2.	Term

This Agreement shall commence on April 1, 2017 and will continue until March 31, 2018 unless terminated in accordance with this Agreement. Thereafter, this agreement will automatically renew for successive one-year periods ending March 31 of each  year in each case,  unless terminated  at  the option of either pai1y hereto by such party giving to the other party written notice to such effect at least three months prior to the expiry of the initial term.

3.	Performance of Duties

The Consultant hereby agrees to provide the Services, as described herein, for the duration of this Agreement, subject only to the respective rights of the parties to terminate the Agreement as provided herein. The Consultant shall at all times be an independent contractor in relation to the Corporation. The Corporation acknowledges and agrees that the Consultant may, during the term of this Agreement, provide services to parties other than the Corporation. The Corporation acknowledges that the Consultant has certain ongoing obligations with respect to the Consultant's other responsibilities. The Corporation agrees that the Consultant may honour said ongoing responsibilities without being in default under this Agreement.

4.	Remuneration
a)

The Corporation shall pay to the Consultant a monthly fee on the first of each month (the "Consulting Fee") for each month in the Term in consideration of the Consulting Services. The Consulting Fee shall be in the amount of Sixteen Thousand Six Hundred and Sixty Seven dollars ($16,667.00), before applicable taxes or reimbursements.

b)	The Corporation shall provide a car allowance of One Thousand, Five Hundred dollars ($1,500) per month, retroactive to January 1, 2016.
c)

The Consultant is also eligible for an annual short term incentive bonus of up to $300,000, linked to attainment of perfo1mance objectives. The full details of the bonus program and performance objectives will be as agreed  to by the Consultant  and  the Board  of Directors of the Corporation from time to time, annually and preferably as part of the annual budget approval cycle. The measurable components  for the year commencing  April  1, 2017 shall be based on targets achieved in the following categories: revenue 20%, profitability 20%, market share 20% and strategic 40%. The targets within each such category shall be set by the Board and communicated to the Consultant.

d)

The Corporation also agrees to establish a long term incentive plan using a restricted stock unit ("RSU") plan as soon as possible and provide the Consultant with an initial grant of $200,000 of RSU’s back effective March 31, 2017  if possible  vesting over three (3) years and otherwise in accordance with the RSU plan. To the extent any of the foregoing are not permitted by law, or regulatory or exchange authorities the grant shall be made so as to comply with same but with such adjustments as to provide the Consultant with the economic equivalent of the grant made in this section.

e)

The Board of Directors may from time to time, in its sole discretion, grant equity or equity based compensation to the Consultant in the amounts and on terms established by the Corporation from time to time to be evidenced in writing in appropriate form.

f)

The Corporation hereby agrees to pay the Consultant for all related expenses of the Consultant carried out in the performance of his duties outlined in this Agreement. The reimbursement of all such expenses shall be subject to prior approval by the Chair of the Audit Committee of the Corporation.

5.	Indemnity

The Consultant is, and for purposes of performing the Services hereunder shall be deemed to be, an independent contractor of Canopy; the Consultant shall not for any purposes be considered an employee of Canopy. The Consultant shall be solely responsible for all statutory source deductions, including, but not limited to, income taxes, employment insurance and Canada Pension Plan contributions, employee health tax, WSIB premiums, or any other similar withholding, deduction or levy that may arise in respect of Canopy's payment of fees or other amounts to the Consultant.

The Consultant shall indemnify and save harmless Canopy from and against any loss, damage, or expense which Canopy may sustain or incur by reason of income tax, employment insurance or Canada Pension Plan premiums becoming due to the Canada Revenue Agency or any other governmental agency on wages or fixed sums earned or received by the Consultant,  to  the maximum extent required by law.

6.	Workplace Safety and Insurance Board (WSIB)

The Consultant hereby confirms that neither the Consultant nor Bruce Linton is either an "Independent Operator" or "Employer in your own right" and that the Consultant nor Bruce Linton is not a "worker" of Canopy as defined by the Ontario Workplace Safety and Insurance Act, 1997. Coverage pursuant to the Workplace Safety and Insurance Act, 1997 is Consultant's responsibility.

7.	Termination

This Agreement may be terminated :

a)

By the Consultant, at any time, on provision of not less than ninety (90) days' written notice to the Corporation's Board of Directors. The Corporation shall have the right to waive the resignation notice period or part  thereof,  by continuing  the Consulting  Fees and  benefits, if any, for the period so waived. In the case of a voluntary  resignation  by the Consultant,  the Consultant shall forfeit any unvested equity awards and Bruce Linton will execute any documents necessary to resign as director and/or officer of the Corporation;

b)	By the Corporation, at any time, without notice or payment in lieu thereof:
i.	for cause, as such term is determined by the common law;
ii.

if the Consultant fails to comply with any material provision of this agreement and after notice in writing has been given by the Corporation to the  Consultant specifying such failure and requiring that an end be put to the same, the Consultant shall fail to make good such failure within 30 days of such notification;

iii.	if the Consultant performs any acts or does anything by which the Corporation shall incur liability out of the ordinary course of its business without the authorization of the Board; or
iv.

if either the Consultant or the Corporation shall become insolvent or make a general assignment for the benefit of its creditors, or a proposal or petition under the Bankruptcy and Insolvency Act shall be filed or presented against either the Consultant or the Corporation or a custodian, receiver or manager or any  other officer with similar powers shall be appointed by the Consultant or the Corporation, its properties or any part thereof which  is of the opinion of the other party hereto is  a substantial part thereof, upon either the Consultant or the Corporation, as applicable,  giving  written  notice thereof to the other patty hereto, in which event neither party shall be under  any further obligation  to the other party hereto, except for the obligation of the Corporation to make all payments owing to the Consultant hereunder for the period up to the date of such termination.

c)	By the Corporation, at any time, for any reason, or at the election of the Consultant within 60 days of a Liquidation Event, upon provision of the following by the Corporation to the Consultant:
i.	a lump sum payment equal to the Consultant's earnings (Consulting Fees+ bonus) over the two (2) year period immediately preceding the date of termination;
ii.	continuation of all benefits for a period of two (2) years from the date of termination, or payment in lieu of same;
iii.	any RSU's vesting after the date of termination shall continue to vest to the extent permitted by the plan over the two (2) period following termination or payment in lieu thereof; and
iv.

any unvested  stock options held  by the Consultant  shall be deemed  to have vested as at the date of termination and together with already vested options, shall remain outstanding for exercise until their original expiry date.

The receipt of any payments or other  benefits  pursuant  to this section 7.c) will  be subject to a) the Consultant signing a full and final release in a f01m attached hereto  as Schedule "A" (the "Release"); and b) Bruce Linton executing any documents necessary to resign as director and/or officer of the Corporation. No payments or other benefits will be paid or provided until the Release is executed.

For purposes hereof, "Liquidation Event" means any one of:

(i)

the consummation of a merger, amalgamation, plan of arrangement or other transaction or series of related transactions resulting in the combination of the Corporation with or into another entity, where the shareholders of the Corporation immediately prior to any such transaction(s) directly or indirectly  do  not  continue to hold more than a 50% voting interest in the continuing or surviving entity immediately following such transaction or series of related transactions and no shareholder who held less than a 50% voting interest in the Corporation before such event holds directly or indirectly more than  a 50% voting interest in the continuing or surviving entity immediately following such event;

(ii)

a transaction, or series of related transactions, as a result of which any person or group affiliated persons become the beneficial owner, directly or indirectly, of securities of the Corporation representing at least 50% of the total voting power represented by the Corporation's then outstanding voting securities other than any such transaction(s) solely related to a financing of the Corporation;

(iii)	a sale or transfer of all or substantially all of the Corporation's assets (other than a sale or transfer to a wholly-owned subsidiary of the Corporation); or
(iv)

an exclusive irrevocable licensing of all or substantially all of the Corporation's intel1ectual property to a third party that would otherwise qualify as a sale of all or substantially a11 of the assets of the Corporation under applicable law (other than a licensing to a wholly-owned subsidiary of the Corporation);

provided, however, that a transaction shall not constitute a Liquidation Event for the purposes of this definition if (A) its sole purpose is to change the jurisdiction of the Corporation's incorporation, or (B) it will create a holding Corporation that will be owned in substantially the same prop01tions by the persons who held the Corporation's securities immediately prior to such transaction.

The Consultant will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

8.	Termination on Death of Bruce Linton

This Agreement shall be automatically terminated by the death of Bruce Linton.  Within  30 days of his death, a lump sum payment equal to the Consultant's earnings (Consulting Fees plus actual bonus) over the one (1) year period immediately preceding the date of death shall be made to his estate, and any earned Consulting Fees and bonus payments, if any, up to the date of death,  shall also be paid to the Consultant. Stock options and other incentive grants shall be governed by the applicable incentive plans.

The Corporation and Bruce agree to use commercial reasonable efforts to obtain a minimum of $1 million of life insurance on Bruce. Any insurance policy purchased or obtained by the Corporation on the life of Bruce shall be payable to the Corporation and to the Consultant or Bruce's estate in equal shares.

9.	Confidentiality

The parties hereby agree that all trade secrets, trade names, client information, client files and processing and marketing techniques relating to the business of the Corporation shall become, on execution of the Agreement, and shall be thereafter, as the case may be, the sole property of the Corporation, whether arising before or after the execution of this Agreement. The Consultant agrees to keep the affairs of and information relating to the Corporation, whether financial and otherwise, strictly confidential and shall not disclose, divulge or use such infom1ation for any interests other than those of the Corporation for so long as such information remains confidential unless the information is in the public domain or has entered the public domain other than by breach of this Agreement or the Consultant is otherwise authorized in writing by the Board of Directors of the Corporation.

10.	Confidentiality of Agreement

The parties agree that this Agreement is confidential and shall remain so. The pmties agree that this Agreement or the contents hereof shall not be divulged by a11y party without the consent in writing of the other party, with the exception of personal advisors only and except as may be required by law or regulatory bodies except to the extent necessary to enforce their rights hereunder.

11.	Non-solicitation

The Consultant and Bruce Linton agree that neither the Consultant nor Bruce Linton will, at any time, directly or indirectly, during the term of this Agreement and for a period of two (2) years following the termination of this Agreement:

a)	divulge to any person, firm or corporation any name, address, or other personal information of any customer of the Corporation;
b)	attempt, directly or indirectly, to obtain the withdrawal from the Corporation of any of the Corporation's employees; or
c)

attempt to solicit, interfere with, or endeavour to entice away from the Corporation, any customer or any person, firm or corporation, with whom the Consultant had dealings during the twelve (12) months preceding the date of termination.

12.	Non-competition

The Consultant and Bruce Linton agree that during the term of this Agreement, and  upon termination for any reason, for a period of two (2) years following such termination, neither the Consultant nor Bruce Linton will, whether alone or in partnership or association with any other person, Corporation, partnership, business, or entity, be engaged in any business within Canada which is the same as, or competitive with the business  of  the  Corporation.  For the purposes of this Agreement, the "business of the Corporation" is defined as the growing, extraction, and sales of cannabis and cannabis related products.

Notwithstanding the above, this covenant shall not apply in the event of a termination pursuant to section 7c) if the Corporation otherwise refuses or fails to meet its obligations under section 7c).

13.	Severability

The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision and any invalid provision will be severable from this Agreement.

14.	Governing Law

This Agreement is governed by and is to be construed, interpreted and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

15.	Heirs/Successors Bound

This Agreement enures to the benefit of and is binding upon the parties and their respective heirs, administrators, executors, successors and assigns, as appropriate.

16.	Time of the Essence

Time shall be of the essence in this Agreement.

17.	Entire Agreement

The parties to this Agreement agree that any and all prior agreements whether written or oral, express or implied, between them relating to or in any way connected with the engagement of the Consultant by the Corporation or any associated, affiliated, predecessor or parent corporations are declared null and void and are superseded by the terms of this Agreement.

18.	Amendment

This Agreement may not be altered, modified or amended except by written instrument signed by both of the parties hereto and properly witnessed.

19.	Headings

All headings in this Agreement are for convenience only and shall not be used for the interpretation of this Agreement.

20.	Notice

Any notice required or permitted to be made or given  under  this Agreement  to either  party  shall be in writing and shall be sufficiently given if delivered personally, or if sent by prepaid registered mail to the intended recipient of such notice at:

a)	in the case of the Corporation:

1 Hershey Drive

Smiths Falls, ON K7A 4S9

b)	in the case of the Consultant:

9 Shamrock Place

Ottawa, ON K2R I A9

or at such other address as the party to whom such writing is to be given shall provide in writing to the party giving the said notice. Any notice delivered  to the party to whom  it is addressed  shall be deemed to have been .given and received on the day it is so delivered or, if such day is not a business day, then on the next business day following any such day. Any notice mailed shall be deemed to have been given and received on the fifth business day following the date of mailing.

21.	Currency

All sums of money referred to in this Agreement are expressed in Canadian Dollars unless otherwise stated.

22.	Independent Legal Advice

The parties hereby declare that they have had the opportunity to seek independent legal advice with respect to this Agreement and that they fully understand this Agreement.

The remainder of this page is intentionally left blank

The parties have duly executed this Agreement as of the dates indicated below.

CANOPY GROWTH CORPORATION

I have authority to bind the Corporation

May 15, 2017	Per:	/s/ John Bell

HBAM HOLDING INC.

I have authority to bind the Corporation

May15, 2017	Per:	/s/ Bruce Linton

/s/ Olivia Carey
Witness

The parties have duly executed this Agreement as of the dates indicated below.

CANOPY GROWTH CORPORATION

I have authority to bind the Corporation

Date	Per:

HBAM HOLDING INC.

I have authority to bind the Corporation

May15, 2017	Per:	/s/ Bruce Linton

/s/ Olivia Carey
Witness